Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Second Quarter of 2018

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended June 30, 2018.

Second Quarter Highlights

•	Continued top line growth even with continued exposure and underwriting management

•	Premiums in force increase of 54% to $930.5 million at June 30, 2018 compared to $604.2 million at June 30, 2017

•	Gross Premiums written increased 66% from 2Q 2017

•	Tri-County TIV reduction of 17.3% at June 30, 2018 from June 30, 2017

•	Q2 2018 net income of $2.4 million

•	Board of Directors declared a second quarter dividend of $0.06 per share

•	$1.6 million of dividends paid in Q2 2018

•	Book value per share increase of 15.5% from June 30, 2017 to $14.98 as of June 30, 2018

•	$386.1 million of stockholders’ equity at June 30, 2018

•	Earnings per share for the second quarter of $0.09

Bruce Lucas, the Company’s Chairman and CEO, said, “The second quarter was a challenging weather quarter. In the second quarter we incurred approximately $14 million in non-hurricane weather losses and strengthened non-weather related loss reserves. These actions drove the miss against consensus estimates. Despite these weather events and reserve strengthening, I am pleased with the progress that we continue to make and believe that we are well-positioned for future growth and profitability. Voluntary sales and top-line growth continue to trend substantially higher year-over-year. We are continuing to diversify away from Florida, with virtually all of our growth coming from other states. Within Florida we continue to diversify away from fraud prone areas in the Tri-County and reduced our TIV in that region by 17.3% year-over-year. As a result, our open claims related to the Tri-County are at the lowest levels in three years and we continue to see a downward trend in new claims and lawsuits from that region. Similarly, the number of litigated claims continues to decline and current open litigated claims are nearly half of the 2Q 2017 inventory. Our diversification away from Tri-County will help to reduce fraud, earnings volatility, and reinsurance pricing.”

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2018 and 2017 (in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change
Revenue
Gross premiums written	$263,664	$159,255	66%		$468,030	$301,490	55%
Gross premiums earned	$230,971	$152,354	52%		$458,134	$306,962	49%
Ceded premiums	$(119,767)	$(61,902)	93%		$(240,822)	$(124,334)	94%
Net premiums earned	$111,204	$90,452	23%		$217,312	$182,628	19%
Total revenues	$117,972	$96,938	22%		$229,998	$196,231	17%
Operating income	$8,150	$13,062	(38)%		$32,968	$24,952	32%
Income before income taxes	$3,306	$10,831	(69)%		$23,304	$20,540	13%
Net income	$2,408	$6,642	(64)%		$17,238	$12,625	37%
Per Share Data:
Book value per share	$14.98	$12.97	15%		$14.98	$12.97	15%
Earnings per diluted share	$0.09	$0.23	(61)%		$0.65	$0.44	48%
Return on average equity—Net Income	2.5%	7.3%	(4.8	) pts	9.0%	7.0%	2.0	pts
Ratios to Gross Premiums Earned:
Ceded premium ratio	51.9%	40.6%	11.3	pts	52.6%	40.5%	12.1	pts
Gross loss ratio	28.6%	30.2%	(1.6	) pts	26.0%	30.2%	(4.2	) pts
Gross expense ratio	19.0%	24.9%	(5.9	) pts	17.0%	25.6%	(8.6	) pts
Combined expense ratio—Gross	99.5%	95.7%	3.8	pts	95.6%	96.3%	(0.7	) pts
Ratios to Net Premiums Earned:
Net loss ratio	59.3%	50.9%	8.4	pts	54.8%	50.8%	4.0	pts
Net expense ratio	39.4%	41.8%	(2.4	) pts	35.9%	43.0%	(7.1	) pts
Combined expense ratio—Net	98.7%	92.7%	6.0	pts	90.7%	93.8%	(3.1	) pts

Ratios

Ceded premium ratio. Our ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Gross loss ratio. Our gross loss ratio represents losses and loss adjustment expenses net of reinsurance recoveries as a percentage of gross premiums earned.

Net loss ratio. Our net loss ratio represents losses and loss adjustment expenses as a percentage of net premiums earned.

Gross expense ratio. Our gross expense ratio represents policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs.

Net expense ratio. Our net expense ratio represents policy acquisition costs plus general and administrative expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition and general and administrative costs.

Combined ratios. Our combined ratio on a gross basis represents the sum of ceded premiums, losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Our combined ratio on a net basis represents the sum of losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of net premiums earned.

The combined ratio is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Net income for the second quarter of 2018 was $2.4 million compared to $6.6 million for the second quarter of 2017. The decrease is attributable to a challenging quarter for Heritage P&C, which included higher than expected non catastrophe weather losses. Inclusion of net income from Narragansett Bay Insurance Company (“NBIC”), which we acquired on November 30, 2017, served to offset a portion of those losses.

Gross premiums written were $263.7 million for the second quarter of 2018 compared to $159.3 million for the second quarter of 2017. The increase is due to inclusion of NBIC premiums of $89.6 million as well as an increase in gross premium written by the legacy Heritage insurers of approximately $14.8 million.

Gross premiums earned were $231.0 million for the second quarter of 2018 compared to $152.4 million for the second quarter of 2017. This increase was primarily driven by the inclusion of NBIC gross premiums earned, partially offset by a reduction of gross premium earned by Heritage P&C due to selective underwriting and exposure management aimed mostly in the Tri-County area to improve Florida underwriting results.

Ceded premiums as a percentage of gross premiums earned were 51.9% for the second quarter of 2018 compared to 40.6% for the second quarter of 2017. The increase is a result of the quota share reinsurance agreements that NBIC has in place. Excluding the results of NBIC, the Company’s ceded premium ratio would have been 37.1% for the second quarter of 2018. The decrease reflects the anticipated reinsurance synergies from the diversified portfolio inclusive of Heritage P&C, Zephyr, and NBIC.

The loss ratio on a net basis was 59.3% for the second quarter of 2018 compared to 50.9% for the second quarter of 2017. The increase in the net loss ratio was largely driven by weather losses and reserve strengthening at Heritage P&C. The impact of these two items impacted the loss ratio for the quarter by over 14 points, which was partially mitigated by profitability arising from utilization of our vertically integrated affiliate, Contractors Alliance Network.

The Company’s expense ratio on a net basis was 39.4% for the second quarter of 2018 compared to 41.8% for the second quarter of 2017. The expense ratio in the second quarter of 2018 benefited from ceding commission income earned by NBIC. We have included NBIC’s second quarter ceding commission earned of approximately $17.9 million from its quota share agreements as a reduction to policy acquisition costs and general and administrative expenses in the Condensed Consolidated Statements of Operations and Other Comprehensive Income. The net operating expense ratio for the legacy consolidated Heritage entities increased primarily from infrastructure growth and costs associated with systems and operational integration related to the NBIC acquisition.

The combined ratio on a net basis increased to 98.7% for the three months ended June 30, 2018 compared to 92.7% for the three months ended June 30, 2017. The combined ratio on a net basis increased primarily due to the higher ceded premium and net loss ratio as described above, partially offset by ceding commission income earned on the quota share reinsurance treaties.

The combined ratio on a gross basis increased to 99.5% for the three months ended June 30, 2018 compared to 95.7% for the three months ended June 30, 2017. The increase in the combined ratio on a gross basis relates primarily to the higher ceded premium ratio described above coupled with a higher loss ratio at the consolidated legacy Heritage entities, partially offset by ceding commission income earned on the quota share reinsurance treaties.

Book Value Analysis

Book value per share increased 15.5% to $14.98 at June 30, 2018 compared to $12.97 at June 30, 2017.

	As Of
Book Value Per Share	June 30, 2018	December 31, 2017	June 30, 2017
Numerator:
Common stockholders’ equity	$386,080	$379,816	$365,267

Denominator:
Total Shares Outstanding	25,769,804	25,885,004	28,156,421

Book Value Per Common Share	$14.98	$14.67	$12.97

Conference Call Details:

Friday, August 3, 2018 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

Heritage Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $519,875 and $552,458 in 2018 and 2017, respectively)	508,921	$549,796
Equity securities, available for sale, at fair value (cost of $17,070 and $17,548 in 2018 and 2017, respectively)	15,958	17,217

Total investments	524,879	567,013
Cash and cash equivalents	218,343	153,697
Restricted cash	16,884	20,833
Accrued investment income	4,306	5,057
Premiums receivable, net	68,168	67,757
Reinsurance recoverable on paid and unpaid claims	467,857	357,357
Prepaid reinsurance premiums	295,924	227,764
Income taxes receivable	42,492	37,338
Deferred policy acquisition costs, net	69,648	41,678
Property and equipment, net	18,329	18,748
Intangibles, net	88,371	101,626
Goodwill	152,459	152,459
Other assets	23,239	19,883

Total Assets	$1,990,899	$1,771,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$488,610	$470,083
Unearned premiums	485,230	475,334
Reinsurance payable	276,507	17,577
Long-term debt, net	177,257	184,405
Deferred income tax	15,350	34,333
Advance premiums	35,821	23,648
Accrued compensation	6,754	16,477
Accounts payable and other liabilities	119,290	169,537

Total Liabilities	$1,604,819	$1,391,394

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 26,569,804 shares issued and 25,769,804 outstanding at June 30, 2018 and 26,560,004 shares issued and 25,885,004 outstanding at December 31, 2017	3	3
Additional paid-in capital	294,183	294,836
Accumulated other comprehensive loss	(8,348)	(3,064)
Treasury stock, at cost, 7,214,797 shares at June 30, 2018 and 7,099,597 shares at December 31, 2017	(89,185)	(87,185)
Retained earnings	189,427	175,226

Total Stockholders’ Equity	386,080	379,816

Total Liabilities and Stockholders’ Equity	$1,990,899	$1,771,210

Heritage Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Gross premiums written	$263,664	$159,255	$468,030	$301,490
Change in gross unearned premiums	(32,693)	(6,901)	(9,896)	5,472

Gross premiums earned	230,971	152,354	458,134	306,962
Ceded premiums	(119,767)	(61,902)	(240,822)	(124,334)

Net premiums earned	111,204	90,452	217,312	182,628
Net investment income	2,555	2,973	5,857	5,475
Net realized (losses) gains	(85)	(125)	(312)	646
Other revenue	4,298	3,638	7,141	7,482

Total revenues	117,972	96,938	229,998	196,231
EXPENSES:
Losses and loss adjustment expenses	65,989	46,046	119,080	92,693
Policy acquisition costs, net of ceding commission income for the three and six months ended June 30, 2018, of $13,493 and $27,738, respectively	19,411	21,738	31,598	45,180
General and administrative expenses, net of ceding commission income for the three and six months ended June 30, 2018, of $4,498 and $9,246, respectively	24,422	16,092	46,352	33,406

Total expenses	109,822	83,876	197,030	171,279

Operating income	8,150	13,062	32,968	24,952
Interest expense, net	5,386	2,231	10,206	4,412
Other non-operating income, net	(542)	—	(542)	—

Income before income taxes	3,306	10,831	23,304	20,540

Provision for income taxes	898	4,189	6,066	7,915

Net income	$2,408	$6,642	$17,238	$12,625

OTHER COMPREHENSIVE INCOME
Change in net unrealized (losses) gains on investments	(545)	3,899	(7,023)	7,880
Reclassification adjustment for net realized investment losses (gains)	85	125	312	(646)
Income tax (expense) benefit related to items of other comprehensive income	(239)	(1,549)	1,584	(2,785)

Total comprehensive income	$1,709	$9,117	$12,111	$17,074

Weighted average shares outstanding
Basic	25,631,871	28,283,587	25,679,448	28,543,703

Diluted	26,316,597	28,283,587	26,480,707	28,543,703

Earnings per share
Basic	$0.09	$0.23	$0.67	$0.44
Diluted	$0.09	$0.23	$0.65	$0.44

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its insurance subsidiaries, Heritage Property & Casualty Insurance Company, Zephyr Insurance Company, and Narragansett Bay Insurance Company, write approximately $930 million of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Alabama, Connecticut, Florida, Georgia, Hawaii, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 25 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Kirk Lusk, CFO

727-362-7211

klusk@heritagepci.com

or

Joseph Peiso, Vice President—Compliance

727-362-7261

jpeiso@heritagepci.com